Exhibit 99.1

AMERICA RESOURCES EXPLORATION, INC ADDRESSES INCREASED TRADING ACTIVITY IN ITS STOCK

As of July 30, 2015, America Resources Exploration, Inc, was made aware of promotional newsletter emails, encouraging investors to purchase its shares. These promotional emails have had an effect on increasing the trading activity and market for the Company's securities.

America Resources Exploration would like to definitively state that the Company, its officers, directors, and its controlling shareholders (defined as shareholders owning 10% or more of the company's securities) have not, directly or indirectly, been involved in any way (including consideration paid to any third-party) with the creation or distribution of promotional materials including email newsletters related to the Company and its securities.

America Resources Exploration would also like to further state that the Company, its officers, directors and controlling shareholders, have neither sold nor purchased the Company's securities within the past 30 days, except for the sale of shares disclosed in its recent Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC").

America Resources Exploration has at no point issued any shares or convertible instruments allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance.

America Resources Exploration Inc's Investor Relations firm, MZHCI, LLC, a MZ Group Company, has confirmed to America Resources Exploration that they have not, directly or indirectly, been involved in any way (including consideration paid to any third-party) with the creation or distribution of promotional materials including email newsletters related to the Company and its securities.

Investors should conduct their due diligence before deciding to invest in the Company's shares. Interested investors and shareholders may obtain information on the Company through its filings with the SEC.